Exhibit 99.1
www.frontier.com

Media Contact                                         Investor Contact
Steve Crosby                                           Luke Szymczak
Office: 916-686-3333                               Office: 203-614-5044
Mobile: 916-206-8198                             Mobile: 203-554-5786
steven.crosby@ftr.com                         luke.szymczak@ftr.com

West Virginia PSC and Oregon PUC Release $21.8 Million in Escrowed Funds
to Frontier Communications
Commissions Approve Full Amounts Requested

STAMFORD, Conn., June 27, 2013 – The West Virginia Public Service Commission (PSC) and the Oregon Public Utilities Commission (PUC) released $21.8 million in escrowed funds to Frontier Communications (NASDAQ: FTR).  The funds were escrowed in connection with Frontier’s acquisition of wireline properties from Verizon Communications in July 2010.  Two West Virginia escrows totaled $21.4 million; $400,000 was the remaining amount in the Oregon escrow. The funds reimburse Frontier for prior investments that improved service quality and expanded broadband networks.

Frontier asked the West Virginia PSC to release  $14.7 million from a service quality escrow account and $6.7 million from a broadband escrow account, said Dana Waldo, Senior Vice President and General Manager for West Virginia. Verizon funded a service quality account at $72.4 million; in a separate account, Frontier funded $48 million toward broadband deployment. The PSC granted Frontier’s request in full.

In Oregon, the PUC’s release of $400,000 in escrow funds was the last of more than $15 million in funds put into escrow by Frontier as a condition of approval of the acquisition.

According to Kathleen Abernathy, Executive Vice President of External Affairs for Frontier, “In both states, the commissions have closely followed our investments in rural America.    The release of the funds is confirmation of Frontier’s tireless commitment to deploying broadband to unserved and underserved areas and to relieving Internet congestion.”

Ms. Abernathy added, “Just three years ago, Frontier took ownership of wireline assets that no longer met the needs of consumers in 14 states.  We have invested heavily since then to transform the broadband, voice and video experience of our customers.   The latest escrow releases, all of which required commission approval, confirm that we did what we said we’d do to meet the expanding technology needs of our customers.”

Mr. Waldo noted, “We appreciate that the PSC – following its ongoing review of our performance –released these funds. In West Virginia, we have strengthened and extended our networks to make broadband available to more than 86 percent of households today, compared to 62 percent under Verizon.   We are dedicated to providing customers with the best possible communications services.”

About Frontier Communications
Frontier Communications Corporation (NASDAQ: FTR) is an S&P 500 company and is included in the FORTUNE 500 list of America’s largest corporations. Frontier offers broadband, voice, satellite video, wireless Internet data access, entertainment services like TumTiki.com, data security solutions through Frontier Secure, bundled offerings and specialized bundles for residential customers, small businesses and home offices and advanced communications for medium and large businesses in 27 states. Frontier’s approximately 14,400 employees are based entirely in the United States. More information is available at www.frontier.com.

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